SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                AMENDMENT NO. 29

                                       TO

                                      FORM

                                     N-8B-2

                                File No. 811-2868



           REGISTRATION STATEMENT OF UNIT INVESTMENT TRUSTS WHICH ARE
                          CURRENTLY ISSUING SECURITIES


                                February 3, 1998


                         Pursuant to Section 8(b) of the
                         Investment Company Act of 1940


                       New York Municipal Trust, Series 1
                            (and Subsequent Series);
                New York Discount & Zero Coupon Fund - 1st Series
                            (and Subsequent Series);
                      Municipal Securities Trust, Series 1
                            (and Subsequent Series);
                               1st Discount Series
                            (and Subsequent Series);
                              High Income Series 1
                            (and Subsequent Series);
                              Multi-State Series 1
                            (and Subsequent Series);
                        Short-Intermediate Term Series 1
                            (and Subsequent Series);
                       Insured Municipal Securities Trust,
                         Series 1 (Multiplier Portfolio)
                            (and Subsequent Series);
                        Series 1 (and Subsequent Series);
                             and 5th Discount Series
                            (and Subsequent Series);
                     Mortgage Securities Trust CMO Series 1
                             (and Subsequent Series)
                        Equity Securities Trust Series 1
                             (and Subsequent Series)
                     --------------------------------------
                               Name of Registrant

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                                600 Fifth Avenue
                            New York, New York 10022

                   Address and Principal Office of Registrant




  X    Not the issuer of periodic payment plan certificates.
_____
_____  Issuer of periodic payment plan certificates.


Amending items 2, 3, 4, 25, 28(a)(b), 29, and 30.

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I.  ORGANIZATION AND GENERAL INFORMATION


           2. Furnish name and principal business address and ZIP Code and the Internal Revenue Service Employer Identification Number of each depositor of the trust.

                         Reich & Tang Distributors, Inc.
                         600 Fifth Avenue
                         New York, New York 10020

                         Internal Revenue Service Employer
                         Identification Number: 13-3983997

           3. Furnish name and principal business address and ZIP Code and the Internal Revenue Service Employer Identification Number of each custodian or trustee of the trust indicating for which class or series of securities each custodian or trustee is acting.

                         Trustee:
                         -------
                         The Chase Manhattan Bank
                         4 New York Plaza
                         New York, New York  10004

                         Internal Revenue Service Employer
                         Identification Number: 13-4994650

           4. Furnish name and principal business address and ZIP Code and the Internal Revenue Service Employer Identification Number of each principal underwriter currently distributing securities of the trust.

                         Reich & Tang Distributors, Inc.
                         600 Fifth Avenue
                         New York, New York 10020

                         Internal Revenue Service Employer
                         Identification Number: 13-3983997


III.  ORGANIZATION, PERSONNEL AND AFFILIATED PERSONS OF DEPOSITOR

         Organization and Operations of Depositor

           25. State the form of organization of the depositor of the trust, the name of the state or other sovereign power under the laws of which the depositor was organized and the date of organization.


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                  The Depositor of the Trust, Reich & Tang Distributors, Inc.,
                  is a Corporation organized in 1997 under the laws of the State of Delaware.

         Officials and Affiliated Persons of Depositor

           28. (a) Furnish as at latest practicable date the following information with respect to the depositor of the trust, with respect to each officer, director, or partner of the depositor, and with respect to each natural person directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of the depositor.

           Reference is made to Exhibit E hereto.

               (b) Furnish a brief statement of the business experience during the last five years of each officer, director or partner of the depositor.

           Reference is made to Exhibit E hereto.

           Companies Owning Securities of Depositor.

            29. Furnish as at latest practicable date the following information with respect to each company which directly or indirectly owns, controls or holds with power to vote 5% or more of the outstanding voting securities of the depositor.

           Reference is made to Exhibit E hereto.



           Controlling Persons

            30. Furnish as at latest practicable date the following information with respect to any person, other than those covered by Items 28, 29 and 42, who directly or indirectly controls the depositor.

           Reference is made to Exhibit E hereto.


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                                       SIGNATURE

           Pursuant to the requirements of the Investment Company Act of 1940, the undersigned depositor of the Registrant has caused this Registration Statement to be duly signed on behalf of the Registrant in the City and State of New York, on the 3rd day of February, 1998.

                                       NEW YORK MUNICIPAL TRUST
                                         SERIES 1 (and SUBSEQUENT SERIES);
                                         NEW YORK DISCOUNT & ZERO COUPON FUND -
                                         1ST SERIES (and SUBSEQUENT SERIES);
                                       MUNICIPAL SECURITIES TRUST,
                                         SERIES 1 (and SUBSEQUENT
                                         SERIES); 1ST DISCOUNT
                                         SERIES (and SUBSEQUENT
                                         SERIES); HIGH INCOME
                                         SERIES 1 (and SUBSEQUENT
                                         SERIES); SHORT-
                                         INTERMEDIATE TERM SERIES
                                         1 (and SUBSEQUENT
                                         SERIES); MULTI-STATE
                                         SERIES 1 (and SUBSEQUENT
                                         SERIES);
                                       INSURED MUNICIPAL SECURITIES TRUST,
                                         SERIES 1 (MULTIPLIER PORTFOLIO)
                                         (and SUBSEQUENT SERIES);
                                         SERIES 1 (and SUBSEQUENT SERIES);
                                         AND 5TH DISCOUNT SERIES (and
                                         SUBSEQUENT SERIES);
                                       MORTGAGE SECURITIES TRUST, CMO
                                         SERIES 1 (and SUBSEQUENT SERIES)
                                       EQUITY SECURITIES TRUST, SERIES 1
                                         (and SUBSEQUENT SERIES)
                                                (Name of Registrant)

                                       REICH & TANG DISTRIBUTORS, INC.
                                         (the Depositor)


                                       By:/s/ Peter J. DeMarco
                                       -----------------------
                                       Peter J. DeMarco
                                       Executive Vice President


Attest:/s/Bernadette N. Finn
       ----------------------
       Bernadette N. Finn
       Title: Vice President


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IX.  EXHIBITS


No.   Description
---   -----------

1.    Certificate of Incorporation of the Depositor (filed as
      Exhibit 99.1.3.5 to the Registration Statement on Form S-6 No. 333-44301 of Equity Securities Trust, Series 16, Signature
      Series, Zacks All-Star Analysts Trust III on January 15, 1998 and incorporated herein by reference).

2. By-Laws of the Depositor (filed as Exhibit 99.1.3.6 to the Registration Statement on Form S-6 No. 333-44301 of Equity Securities Trust, Series 16, Signature Series, Zacks All-Star Analysts Trust III on January 15, 1998 and incorporated herein by reference).


Exhibit E


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